AmeriServe [LOGO]


For immediate release

For additional information contact:
Stan Szlauderbach  (214) 364-2238

              RITTENMEYER APPROVED AS AMERISERVE PRESIDENT AND CEO

     DALLAS (March 20, 2000)-- The appointment of Ronald A. Rittenmeyer as president and chief executive officer of AmeriServe Food Distribution, Inc., was approved on Friday, March 17, by the U.S. Bankruptcy Court in Wilmington, Delaware.

     AmeriServe has continued operations since filing a voluntary petition under Chapter 11 on January 31 and has received interim financing from its two largest customers, Tricon Global Restaurants, Inc., and Burger King Corporation.

     AmeriServe, headquartered in Addison, Texas, a suburb of Dallas, is the nation's largest distributor specializing in chain restaurants, serving leading quick service systems such as Burger King, Chick-fil-A, KFC, Long John Silver's, Pizza Hut and Taco Bell.